Exhibit 99.1

PIONEER ENERGY SERVICES ANNOUNCES PROPOSED OFFERING OF

NEW SENIOR NOTES DUE 2022

SAN ANTONIO, TX – 3/4/2014 – Pioneer Energy Services Corp. (“Pioneer”) (NYSE: PES) announced today that it intends to offer, subject to market and other conditions, up to $250 million in aggregate principal amount of its Senior Notes due 2022 (the “Notes”). The Notes will be guaranteed by certain of Pioneer’s existing and future domestic subsidiaries. The net proceeds from the offering, if completed, are expected to be used by Pioneer to fund a portion of Pioneer’s previously announced cash tender offer for up to $250 million of Pioneer’s outstanding 9 7⁄8% Senior Notes due 2018 (the “Existing Notes”) and to pay related premiums, fees and expenses. To the extent that any portion of the net proceeds of the offering is not used as described herein, Pioneer plans to use such net proceeds to redeem any of the Existing Notes not tendered in the concurrent tender offer.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy the Notes, the Existing Notes or any security, nor will there be any sale of the Notes, the Existing Notes or any such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Pioneer’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pioneer’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Pioneer does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.